Exhibit 4.1

Execution Version

CERTIFICATE OF DESIGNATION

OF

SERIES A PERPETUAL PREFERRED STOCK

OF

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), Clear Channel Outdoor Holdings, Inc. (f/k/a Clear Channel Holdings, Inc.), a corporation duly organized and validly existing under the DGCL (the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Company (as amended, restated supplemented or otherwise modified from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 150,000,000 shares of Preferred Stock, $0.01 par value per share, of the Company, and expressly authorizes the Board of Directors of the Company, subject to limitations prescribed by Law, to provide, out of the unissued shares of Preferred Stock, for the designation of any unissued series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in such series of Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors does hereby provide authority for the Company to issue 45,000 shares of Series A Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designations, rights, preferences, powers, restrictions and limitations of such shares of Series A Preferred Stock as follows:

ARTICLE I

DEFINITIONS, CALCULATIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 Definitions.

As used in this Certificate of Designation, the following capitalized terms will have the following meanings:

“Accruing Dividend Margin” means (a) the percentage set forth in the following table opposite the applicable Consolidated Leverage Ratio (such ratio to be tested on a consolidated basis for the Company) for the fiscal quarter of the Company most recently ended prior to the applicable Quarter Date as may be adjusted pursuant to clauses (b) and (c) of this definition:

Applicable Margin above LIBOR

Maximum Consolidated Total Leverage Ratio	Accruing Dividend Margin
8.0x	12.25%
8.5x	12.38%
9.0x	12.50%
9.5x	12.75%
10.0x	13.00%
10.5x	13.50%
11.0x	14.00%
11.5x	14.75%
12.0x	15.50%

(b) If on May 1, 2023 the LTM Consolidated EBITDA of the Company and its Subsidiaries is less than $550.0 million, the Accruing Dividend Margins set forth in clause (a) shall increase by 2.0%.

(c) On the following dates: (i) two Business Days prior to the Closing Date and(ii) every six-month anniversary of the Closing Date, the Accruing Dividend Margins set forth in clause (a) (as increased pursuant to clause (b), if applicable) shall:

(i) if all-in yield of the highest yield debt securities of the Company or any of its direct or indirect Subsidiaries is above 10.0%, be increased by the all-in yield of such securities minus 10.0%; provided that, prior to the four-year anniversary of the Closing Date, such increase shall not exceed 4.0%; provided, further, for the avoidance of doubt, that no cap shall apply to such increase from and after the four-year anniversary of the Closing Date; and

(ii) if the all-in yield of the highest yield debt security of the Company or any of its direct or indirect Subsidiaries is below 8.0%, be decreased by the lesser of (A) 8.0% minus the all-in yield of such securities and (B) 2.0%;

provided that any increase or decrease in the Accruing Dividend Margin pursuant to the foregoing clauses (i) and (ii) of this clause (c) shall reset at the next successive six-month anniversary of the Closing Date.

“Accruing Dividend Rate” means, at any time, the percentage rate per annum equal to (i) the greater of (a) Adjusted LIBOR or (b) two percent plus (ii) the Accruing Dividend Margin, as such sum may be increased upon the occurrence and during the continuation of a Trigger Event pursuant to Article VII.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted LIBOR” means, with respect to any quarterly period, the rate per annum equal to the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Bloomberg (or other commercially available source providing quotations of LIBOR as designated by the Company from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such quarterly period, for deposits in United States Dollars with a term equivalent to such quarterly period; if such rate is not available at such time for any reason, then the “Adjusted LIBOR” for such quarterly period shall be the rate which results from interpolating on a linear basis between (a) Adjusted LIBOR for the longest period (for which Adjusted LIBOR is available) which is less than the quarterly period corresponding to the applicable Dividend Rate and (b) Adjusted LIBOR for the shortest period (for which Adjusted LIBOR is available) which exceeds the applicable quarterly period, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such quarterly period. Notwithstanding any provision to the contrary in this Certificate of Designation, if the applicable Adjusted LIBOR would otherwise be less than zero, then the Adjusted LIBOR will be deemed to be zero.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For the avoidance of doubt, the Holders and their Affiliates shall not be deemed to be Affiliates of the Company and its Subsidiaries.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal or state law, or law of a jurisdiction outside of the United States, for the relief or liquidation of debtors.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the managing member or board of managers of such Person, (c) in the case of any partnership, the board of directors of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing or, in each case, any duly authorized committee of such body. Unless the context requires otherwise, references to Board of Directors shall mean the Board of Directors of the Company.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided, however, that for purposes of this definition and any related calculations, GAAP shall mean generally accepted accounting principles in the United States in effect as of January 1, 2015, notwithstanding any modifications or interpretive changes thereto that may have occurred thereafter.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Subsidiaries.

“Case” means those certain cases begun on March 14, 2018, among iHeartMedia, Inc. and certain of iHeartMedia, Inc.’s direct and indirect Subsidiaries (collectively, the “iHeart Debtors”) in which the iHeart Debtors filed voluntary petitions for relief under Chapter 11 in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (such court, together with any other court having exclusive jurisdiction over the Case from time to time and any Federal appellate court thereof, the “Bankruptcy Court”) and commenced cases, jointly administered under the Modified Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code in the Bankruptcy Court on January 22, 2019, Docket No. 2521, Case No. 18-31274.

“Cash Dividend Margin” means (a) the percentage set forth in the following table opposite the applicable Consolidated Leverage Ratio (such ratio to be tested on a consolidated basis for the Company) for the fiscal quarter of the Company most recently ended prior to the applicable Quarter Date as may be adjusted pursuant to clauses (b) and (c) of this definition:

Applicable Margin above LIBOR

Maximum Consolidated Total Leverage Ratio	Cash Dividend Margin
8.0x	10.75%
8.5x	10.88%
9.0x	11.00%
9.5x	11.25%
10.0x	11.50%
10.5x	12.00%
11.0x	12.50%
11.5x	13.25%
12.0x	14.00%

(b) If on May 1, 2023 the LTM Consolidated EBITDA of the Company and its Subsidiaries is less than $550,000,000, the Cash Dividend Margins set forth in clause (a) shall increase by 2.0%.

(c) On the following dates: (i) two Business Days prior to the Closing Date and (ii) every six-month anniversary of the Closing Date, the Cash Dividend Margins set forth in clause (a) (as increased pursuant to clause (b), if applicable) shall:

(i) if all-in yield of the highest yield debt securities of the Company or any of its direct or indirect Subsidiaries is above 10.0%, be increased by the all-in yield of such securities minus 10.0%; provided that, prior to the four-year anniversary of the Closing Date, such increase shall not exceed 4.0%; provided, further, for the avoidance of doubt, that no cap shall apply to such increase from and after the four-year anniversary of the Closing Date; and

(ii) if the all-in yield of the highest yield debt security of the Company or any of its direct or indirect Subsidiaries is below 8.0%, be decreased by the lesser of (A) 8.0% minus the all-in yield of such securities and (B) 2.0%;

provided that any increase or decrease in the Accruing Dividend Margin pursuant to the foregoing clauses (i) and (ii) of this clause (c) shall reset at the next successive six-month anniversary of the Closing Date.

“Cash Dividend Rate” means, at any time, the percentage rate per annum equal to (i) the greater of (a) Adjusted LIBOR or (b) two percent plus (ii) the Cash Dividend Margin, as such sum may be increased upon the occurrence and during the continuation of a Trigger Event pursuant to Article VII.

“Cash Equivalents” means:

(1) United States dollars;

(2)(a) Canadian dollars, pounds sterling, euro, or any national currency of any participating member state of the EMU; or

(b) in the case of the Company or a Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally Guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally Guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency), and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(11) investment funds investing at least 95.0% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“CCIBV Senior Notes” means the 8.75% Senior Notes due 2020 issued by Clear Channel International B.V. on December 16, 2015 and August 14, 2017.

“CCO” means Clear Channel Outdoor, Inc., a Delaware corporation.

“CCWH” means Clear Channel Worldwide Holdings, Inc. a Nevada corporation.

“CCWH Senior Notes” means the 6.50% series A senior notes due 2022 issued by CCWH on November 19, 2012 and the 6.50% series B senior notes due 2022 issued by CCWH on November 19, 2012 and new notes issued in exchange for such series A senior notes and series B senior notes pursuant to two exchange and registration rights agreements dated November 19, 2012.

“CCWH Senior Subordinated Notes” means the 9.25% senior subordinated notes due 2024 issued by CCWH on February 12, 2019.

A “Change of Control” shall be deemed to have occurred if:

(a) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) under the Exchange Act as in effect on the Closing Date), other than a Parent Entity, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) of more than 50% of the total voting power of the Voting Stock of the Company; provided that so long as the Company is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity); or

(b) the sale, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries or the Company and its Subsidiaries, in each case, taken as a whole, to a Person (other than the Company or any of its Subsidiaries) and any “person” (as defined in clause (a) above), other than any Parent Entity, is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; provided that so long as the Company is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity).

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement and (ii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner. For the avoidance of doubt, the Transaction shall not constitute a Change of Control.

“Closing Date” means the date the Transaction is consummated.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor thereto.

“Common Equity Interests” means Equity Interests of the Company which are junior to the Series A Preferred Stock.

“Company” has the meaning given in the Preamble.

“Company ME Notice” has the meaning assigned to such term in Section 3.09(c).

“Competitor Determination” has the meaning assigned to such term in Section 6.01(b).

“Competitor Determination Request” has the meaning assigned to such term in Section 6.01(b).

“consolidated” when used with respect to any Person refers to such Person consolidated with its Subsidiaries.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including federal, state, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes of such Person and such Subsidiaries paid or accrued during such period, including penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; provided that the aggregate amount of unreimbursed value added taxes to be added back for any four consecutive quarter period shall not exceed $2.0 million; plus

(b) Consolidated Interest Expense of such Person and such Subsidiaries for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) fees payable in respect of letters of credit and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person and such Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) [Reserved];

(e) [Reserved];

(f) any other non-cash charges, including any (i) write-offs or write-downs, (ii) equity-based awards compensation expense, (iii) losses on sales, disposals or abandonment of, or any impairment charges or asset write-off related to, intangible assets, long-lived assets and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method and (v) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) [Reserved];

(h) [Reserved];

(i) [Reserved];

(j) [Reserved];

(k) any costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company;

(2) decreased by (without duplication) any non-cash gains increasing Consolidated Net Income of such Person and such Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk).

For purposes of calculating the Consolidated Leverage Ratio as used in Section 4.01(b)(xx), each Subsidiary or joint venture of which the Company’s direct and/or indirect percentage ownership is less than 90% shall be excluded from Consolidated EBITDA.

For the avoidance of doubt, in no event will any rental or lease expense reflected in Consolidated Net Income be added back in determining Consolidated EBITDA.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of (1) the total amount of Indebtedness of such Person and its Subsidiaries (excluding any letters of credit except to the extent of unreimbursed amounts drawn thereunder) plus (2) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of such Person and its Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (u) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the Transaction or any acquisition, (v) penalties and interest relating to taxes, (w) any “special interest” with respect to securities and any liquidated damages for failure to timely comply with registration rights obligations, (x) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Company and its Subsidiaries on such date to (b) Consolidated EBITDA of the Company and its Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Company or any Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or (ii) issues or redeems Disqualified Stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Ratio Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date, shall be calculated on a pro forma basis as set forth below, assuming that all such investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged with or into the Company or any of its Subsidiaries since the beginning of such period shall have made any investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operations, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such investment, acquisition, disposition, merger, consolidation or discontinued operations had occurred at the beginning of the applicable four-quarter period.

For the purposes of this definition, any amount in a currency other than U.S. dollars shall be converted to U.S. dollars based on the average exchange rate for such currency for the most recent 12-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any net after-tax effect of non-cash infrequent gains or losses (less all fees and expenses relating thereto) shall be excluded;

(2) the cumulative effect of a change in accounting principles during such period shall be excluded;

(3) any net after-tax effect of income (loss) from disposed or discontinued operations (to the extent included in discontinued operations prior to the consummation of the disposition thereof) and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded;

(4) any net after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;

(5) the Net Income for such period of such Person that is not a Subsidiary of such Person, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Subsidiary of such Person in respect of such period;

(6) [Reserved];

(7) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(8) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded;

(10) any non-cash compensation charge or expense, including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of such Person, shall be excluded;

(11) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded; and

(12) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence with a deduction for any amount so added back to the extent not so reimbursed within 365 days, expenses with respect to liability or casualty events or business interruption shall be excluded.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefore,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control” means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. The terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, a Trigger Event; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming a Trigger Event.

“Designated Subsidiary” means CCWH.

“DGCL” has the meaning given in the Preamble.

“Director” means a director serving on the Company’s Board of Directors.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, prior to the date the Series A Preferred Stock is no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Immediate Family Members) of the Company, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Company or a Subsidiary has an investment, in each case pursuant to any stock subscription or stockholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries. Without limiting the generality of the foregoing, Disqualified Stock shall include shares of Series A Preferred Stock issued on the Closing Date and outstanding as of the date of determination, any preferred equity of the Company ranking pari passu with or senior to the Series A Preferred Stock and any preferred equity of all direct and indirect Subsidiaries of the Company.

“Dividend” means the distributions to be made by the Company in respect of the Series A Preferred Stock in accordance with Section 2.01(a).

“Dividend Rate” means (a) the Cash Dividend Rate or (b) the Accruing Dividend Rate, as applicable.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Transferee” means a Permitted Transferee or a Person which receives shares of Series A Preferred Stock pursuant to a Permitted Transfer.

“Equity Interests” means, with respect to a Person, the Person’s Capital Stock and all warrants, options or other rights to acquire such Person’s Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, such Person’s Capital Stock, so long as the debt security does not entitle the holder thereof to participate in any of the rights or entitlements of the underlying Capital Stock prior to conversion or exchange of the debt security.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Closing Date; provided that the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations. At any time after adoption of IFRS by the Company for financial reporting purposes, the Company may elect to apply IFRS for all purposes of this Certificate of Designation, in lieu of GAAP, and, upon any such election (the date of such election, the “IFRS Election Date”), references herein to GAAP shall be construed to mean IFRS as in effect on the IFRS Election Date; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to this Certificate of Designation shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in this Certificate of Designation shall be computed in conformity with IFRS and (B) in this Certificate of Designation that require the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any election to the Holders of the Series A Preferred Stock with 15 days of such election. Solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Governmental Entity” means any U.S. or foreign, federal, state, provincial, municipal, local or similar government or any agency, authority, board, body, bureau, commission, court, department, entity, official, political subdivision, tribunal or other instrumentality of any such government and will include any regulatory or trade body or organization and any arbitrator or arbitral body.

“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keepwell, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided, further, that the amount of any Guarantee shall be deemed to be the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means a holder of a Series A Preferred Stock.

“Holder Associates” has the meaning set forth in the definition of the term “Permitted Transferees.”

“Holder Majority” means Holders who between them hold a majority of the aggregate Liquidation Preference of the Series A Preferred Stock held by all of the Holders.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, as in effect on the Closing Date.

“iHC” means iHeartCommunications, Inc., formerly known as Clear Channel Communications, Inc., a Texas corporation, together with its successors.

“iHM” means iHeartMedia, Inc., a Delaware corporation.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person and its Subsidiaries, without duplication:

(1) any indebtedness (including principal and premium) of such Person and its Subsidiaries, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) liabilities accrued in the ordinary course of business and (iii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit (other than commercial letters of credit) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, the principal component of all obligations, or liquidation preference, of such Person with respect to any (a) Capitalized Lease Obligations and (b) Disqualified Stock;

(3) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clauses (1) and (2) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(4) to the extent not otherwise included, the obligations of the type referred to in clauses (1), (2) or (3) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations (other than Contingent Obligations of the Company and its Subsidiaries with respect to the primary obligations of a person other than the Company or a Wholly Owned Subsidiary of the Company) incurred in the ordinary course of business.

“Indenture” means that certain Indenture, dated as of February 12, 2019, among CCWH, the Company, CCO, each of the other Guarantors as defined therein and U.S. Bank National Association, as trustee, paying agent, registrar and transfer agent.

“Insolvency Event” means any of the following:

(a) the Company or any Significant Subsidiary of the Company pursuant to or within the meaning of the Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in any involuntary case;

(iii) consents to the appointment of a custodian of it or for any substantial part of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) takes any comparable action under any foreign Laws relating to insolvency;

(b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Significant Subsidiary of the Company in an involuntary case;

(ii) appoints a custodian of the Company or any Significant Subsidiary of the Company or for any substantial part of its property; or

(iii) orders the winding up or liquidation of the Company or any Significant Subsidiary of the Company;

or any similar relief is granted under any foreign Laws and the order or decree remains unstayed and in effect for 60 days; provided that an “Insolvency Event” shall not include a transaction or series of transactions in which all or substantially all of the assets of a Significant Subsidiary are distributed to the Company or a Wholly Owned Subsidiary of the Company.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investors Rights Agreement” has the meaning assigned to such term in Appendix I.

“Junior Preferred Stock” means Preferred Stock which, by its terms, ranks junior to the Series A Preferred Stock of payment of dividends or upon liquidation, dissolution, or winding up.

“Law” means any applicable U.S. or foreign, federal, state, provincial, municipal or local law (including common law), statute, ordinance, rule, regulation, code, policy, directive, standard, license, treaty, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Liquidation Preference” means, with respect to the Series A Preferred Stock at any time, the sum of (i) the Stated Value thereof plus (ii) all accrued, accumulated and unpaid Dividends thereon.

“LTM Consolidated EBITDA” means Consolidated EBITDA measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (which may be internal consolidated financial statements).

“Make-Whole Amount” means, with respect to any redemption of any Series A Preferred Stock as of any Redemption Date on or prior to the third anniversary of the Closing Date, an amount equal to the present value calculated as provided below as of such Redemption Date of the remaining Dividends that are required to be declared on such share of Series A Preferred Stock being redeemed from such Redemption Date through the third anniversary of the Closing Date, computed based on the Cash Dividend Rate using an annual discount rate (applied quarterly) equal to the Treasury Rate as of the applicable Redemption Date plus 50 basis points. For the avoidance of doubt, the Adjusted LIBOR and applicable Cash Dividend Margin used in the calculation of the Make-Whole Amount shall be the Adjusted LIBOR and the applicable Cash Dividend Margin that would be applied as of the Redemption Date.

“Material Event” has the meaning assigned to such term in Section 3.09(a).

“Material Event Purchase” has the meaning assigned to such term in Section 3.09(a).

“Material Event Purchase Date” has the meaning assigned to such term in Section 3.09(c)(i).

“ME Right” has the meaning assigned to such term in Section 3.09(a).

“ME Shares” has the meaning assigned to such term in Section 3.09(e).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Obligations” means any principal (including any accretion), interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Company’s Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Managing Director or the Secretary of the Company, as applicable.

“Parent Entity” means any newly formed direct or indirect parent of the Company that has substantially the same stockholders as those of the Company immediately prior to the creation of such Parent Entity.

“Permitted Reorganization” means

(a) a merger in which

(i) the Company is the surviving entity;

(ii) the agreement of merger does not amend in any respect the certificate of incorporation of the Company;

(iii) each share of stock of the Company outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and

(iv) no shares of Capital Stock of the Company are issued; or

(b) a merger in which

(i) the Company is not the surviving corporation and the surviving entity is a corporation organized or under the Laws of the United States, any state thereof or the District of Columbia;

(ii) each share or Capital Stock of the Company outstanding immediately prior to the effective time of the merger is converted in the merger into a share of Capital Stock of the surviving corporation having substantially the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share of stock of the Company;

(iii) the certificate of incorporation and by-laws of the surviving corporation immediately following the effective time of the merger contain provisions substantially the same as the certificate of incorporation and bylaws of the Company immediately prior to the effective time of the merger (other than provisions, if any, regarding the incorporator or incorporators, the corporate name, the registered office and agent, the initial board of directors and the initial subscribers for shares);

(iv) no shares of Capital Stock of the surviving corporation, other than the shares described in clause (ii), are outstanding; and

(v) no shares, securities or obligations convertible into Capital Stock of the surviving corporation are issued or delivered under, or outstanding after the effective time of, the plan of merger;

but in each case of clause (a) or clause (b), only if

(1) immediately before and immediately after the effective time of any such merger, the Company is not in breach of any obligation under any of the Preferred Documents;

(2) the surviving corporation, if not the Company, shall expressly assume all the obligations of the Company under this Certificate of Designation and the other Preferred Documents pursuant to an instrument in form and substance reasonably satisfactory to a Holder Majority; and

(3) the surviving corporation shall have delivered to the Holders an officer’s certificate and an opinion of counsel, each stating that such merger and such instrument preserves the enforceability of all rights and entitlements arising under this Certificate of Designation and the other Preferred Documents.

“Permitted Transfer” has the meaning given in Section 6.01(b).

“Permitted Transferees” means, in the case of the Holders, (i) any Affiliate of the Holders (other than any portfolio operating company of any of the foregoing), (ii) any managing director, general partner, limited partner, director, officer or employee of any of the Holders or any of its Affiliates (collectively, the “Holder Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Holder Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Holder Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants.

“Person” means any individual, corporation, limited liability company, partnership, (including a limited partnership) joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Documents” means this Certificate of Designation, the Series A Outdoor Investors Rights Agreement and the Series A Securities Outdoor Purchase Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Proceeds Loan” means a loan of the entire stated principal amount of the 9.35% notes due 2024 issued by CCWH on February 12, 2019 from CCWH to CCO made on February 12, 2019.

“Quarter Date” means March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2019; provided that, if any Quarter Date is not a Business Day, the Quarter Date will be the immediately following Business Day.

“Radio Certificate of Designation” means that certain Certificate of Designation as adopted by iHeart Operations, Inc. on May 1, 2019.

“Radio Senior Secured Credit Facility” means that certain Credit Agreement, dated as of May 1, 2019, by and among iHeartMedia Capital I, LLC, as holdings, iHeartCommunications, Inc., as borrower, the other guarantors party thereto from time to time, the Lenders and financial institutions party thereto from time to time, and Citibank, N.A., as Administrative Agent and Collateral Agent, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Rating Agencies” means Moody’s and S&P or a nationally recognized statistical rating agency or agencies.

“Redemption Date” means the applicable date on which any or all shares of Series A Preferred Stock are redeemed or purchased pursuant to Article III of this Certificate of Designation or pursuant to Section 1.4 or Section 1.5 of the Series A Outdoor Investors Rights Agreement.

“Redemption Price” means, with respect to any share of Series A Preferred Stock at any Redemption Date, the sum for such share:

(a) with respect to any Redemption Date occurring prior to the third anniversary of the Closing Date, an amount per share equal to the sum of (i) the Liquidation Preference as of such Redemption Date and (ii) the Make-Whole Amount as of such Redemption Date; and

(b) with respect to any Redemption Date occurring on or after the third anniversary of the Closing Date, an amount per share equal to the Liquidation Preference.

The aggregate Redemption Price will be due and payable, and paid in cash in immediately available funds, to the respective Holders of the Series A Preferred Stock on the applicable Redemption Date.

“Refinancing Indebtedness” means Indebtedness, prior to its respective maturity, that:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (except by virtue of prepayment of such Indebtedness),

(b) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding (plus reasonable and customary fees and expenses, including premiums, accrued and unpaid interest, dividends and defeasance costs) under the Indebtedness being refinanced plus (y) fees, underwriting discounts, accrued and unpaid interest, dividends, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees and similar fees) Incurred or payable in connection with such refinancing.

Refinancing Indebtedness shall not include Indebtedness, Disqualified Stock or Preferred Stock of (i) the Company or a Wholly Owned Subsidiary of the Company that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Person other than the Company or a Wholly Owned Subsidiary of the Company or (ii) a Subsidiary of the Company that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Person other than a Subsidiary of the Company.

“Reorganization Event” has the meaning given in Section 4.05(a).

“Required Holders” means Holders who between them hold 66 2/3% of the aggregate Liquidation Preference of Series A Preferred Stock held by all of the Holders.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Company’s or a Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Revolving Loan Agreement” means that agreement made on May 1, 2019 between iHC, as lender, and Clear Channel Outdoor, LLC, as borrower.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Proceeds Loans” means the Series A Senior Proceeds Loan and the Series B Senior Proceeds Loan.

“Senior Secured Credit Facility” means that certain Credit Agreement, dated as of June 1, 2018, among Clear Channel Outdoor, Inc., 1567 Media LLC, Clear Channel Adshel, Inc., Clear Channel Outdoor Holdings Company Canada, Clear Channel Spectacolor, LLC, Clear Channel Worldwide Holdings, Inc., In-Ter-Space Services, Inc. and Outdoor Management Services, Inc., as the Borrowers, Deutsche Bank AG New York Branch, as Administrative Agent and Swing Line Lender, Deutsche Bank Securities, Inc., Citibank, N.A., Credit Suisse Loan Funding LLC and Goldman Sachs Bank USA, as Joint Lead Arrangers and Joint Bookrunners, Deutsche Bank Securities, Inc., Citibank, N.A., Credit Suisse Loan Funding LLC and Goldman Sachs Bank USA, as Co-Documentation Agents, and the other lenders party thereto, as amended.

“Series A Outdoor Investors Rights Agreement” means that certain Investors Rights Agreement, dated as of May 1, 2019, by and among the Company, the Designated Subsidiary and the investors party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Series A Radio Investors Rights Agreement” means that certain Investors Rights Agreement, dated as of May 1, 2019, by and among iHeartMedia, Inc., iHeartCommunications, Inc., iHeart Operations, Inc. and the investors party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Series A Securities Radio Purchase Agreement” means that certain Series A Securities Purchase Agreement, dated as of May 1, 2019, by and among iHeart Operations, Inc., the Company and the purchaser party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Series A Securities Outdoor Purchase Agreement” means that certain Series A Securities Purchase Agreement, dated as of May 1, 2019, by and between the Company and the purchaser party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Series A Senior Proceeds Loan” means the $735,750,000 loan from CCWH to CCO made on November 19, 2012.

“Series B Senior Proceeds Loan” means the $1,989,250,000 loan from CCWH to CCO made on November 19, 2012.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Specified Event” means an offering of the Company’s Equity Interests resulting in proceeds in excess of $100.0 million.

“Stated Value” means, at any date of determination, and with respect to each outstanding share of the Series A Preferred Stock, $1,000.00 (adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Stock).

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. For the avoidance of doubt, any entity that is not otherwise classified as a Subsidiary under this definition will not be deemed to be a Subsidiary solely because such entity is consolidated on the Company’s or any Subsidiary’s financial statements. Unless otherwise indicated, “Subsidiary” shall mean a Subsidiary of the Company.

“Tax Matters Agreement” means the tax matters agreement, dated as of the Closing Date, by and among iHeartMedia, Inc., iHeartCommunications, Inc., iHeart Operations, Inc., the Company, Clear Channel Outdoor Holdings, Inc. and Clear Channel Outdoor, Inc.

“Transaction” means the effectiveness of the Modified Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, Docket No. 2521 (the “Joint Plan of Reorganization”; such Joint Plan of Reorganization, as amended, restated, modified or supplemented from time to time in a manner that does not result in a failure of the conditions contained in Exhibit B thereto, together with all exhibits, schedules, annexes, supplements and other attachments thereto, the “Bankruptcy Plan”), consummation of the funding under the Radio Senior Secured Credit Facility, the Revolving Loan

Agreement, the Indenture governing the 6.375% Senior Secured Notes due 2026, dated as of the Closing Date, among iHC, the guarantors party thereto from time to time, and U.S. Bank National Association, as trustee, the Indenture governing the 8.375% Senior Notes due 2027, dated as of the Closing Date, among iHC, the guarantors party thereto from time to time, and U.S. Bank National Association, as trustee and as collateral agent, the purchase and sale of the Series A Preferred Stock of iHeart Operations, Inc. in accordance with the Series A Securities Radio Purchase Agreement, the Series A Radio Investors Rights Agreement and the Radio Certificate of Designation, the purchase and sale of the Series A Preferred Stock of the Company in accordance with the Series A Securities Outdoor Purchase Agreement, the Series A Outdoor Investors Rights Agreement and this Certificate of Designation and any other transactions in connection with the foregoing and the payment of the fees and expenses incurred in connection with any of the foregoing, including the Transaction Expenses.

“Transaction Expenses” means the fees, premiums, expenses and other transaction costs incurred or paid by the Company in connection with the Transaction, this Certificate of Designation and the transactions contemplated hereby.

“Transition Services Agreement” means the transition services agreement, dated as of the Closing Date, by and among iHeartMedia Management Services, Inc., iHeartMedia, Inc., iHeart Operations, Inc. and Clear Channel Outdoor Holdings, Inc.

“Treasury Rate” means as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant most nearly equal to the period from such Redemption Date to the third anniversary of the Closing Date.

“Trigger Event” has the meaning given in Section 7.01.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or another applicable jurisdiction.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person. Unless otherwise indicated, “Wholly Owned Subsidiary” shall mean a Wholly Owned Subsidiary of the Company.

SECTION 1.02 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an article, section or clause, as the case may be, of this Certificate of Designation;

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Certificate of Designation as a whole and not any particular Article, Section, clause or other subdivision;

(k) the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory purchase price with respect to such Preferred Stock at such time, whichever is greater;

(l) words used herein implying any gender shall be construed to include to any other gender;

(m) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”;

(n) the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Company dated such date prepared in accordance with GAAP; and

(o) any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary or joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.03 Acts of Holders.

(a) Except as herein otherwise expressly provided, any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Certificate of Designation to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the Holders or such Holder, as applicable, in person. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Company.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by Law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Holders deem sufficient.

(c) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any share of Series A Preferred Stock shall bind every future Holder of the same share of Series A Preferred Stock and the Holder of every share of Series A Preferred Stock issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Holders or the Company in reliance thereon, whether or not notation of such action is made upon the certificate representing such share of Series A Preferred Stock.

(d) The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other action, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders.

(e) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular share of Series A Preferred Stock may do so with regard to all or any part of the Liquidation Preference of such share of Series A Preferred Stock or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such Liquidation Preference. Any notice given or action taken by a Holder or its agents with regard to different parts of such Liquidation Preference pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

SECTION 1.04 Effect of Covenants. For the avoidance of doubt, the covenants set forth in Article IV shall only apply at a time when shares of the Series A Preferred Stock remain outstanding and shall cease to apply when all shares of Series A Preferred Stock are no longer outstanding.

SECTION 1.05 Inability to Determine Rates.

(a) If at any time the Holder Majority determines (which determination shall be conclusive absent manifest error) that the supervisor for the administrator of the Adjusted LIBOR or a Governmental Entity having jurisdiction over any Holder has made a public statement identifying a specific date after which the Adjusted LIBOR shall no longer be used for determining interest rates for loans and investments, the Holder Majority and the Company shall endeavor to establish an alternate rate of interest to the Adjusted LIBOR rate that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time, and shall enter into an amendment to this Certificate of Designation to reflect such alternate rate of interest and such other related changes to this Certificate of Designation as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the applicable Dividend Rate).

(b) To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for the Holder Majority, such approved rate shall be applied in a manner as otherwise reasonably determined by the Holder Majority and the Company. Notwithstanding anything contained herein to the contrary, if such alternate rate of interest as determined in this Section 1.05 is determined to be less than zero, such rate shall be deemed to be zero for the purposes of this Certificate of Designation.

ARTICLE II

DIVIDENDS

SECTION 2.01 Dividends.

(a) From and after the date of issuance of each share of the Series A Preferred Stock, Holders of such shares of the Series A Preferred Stock shall be entitled to receive in respect of each such share, as and when declared by the Company’s Board of Directors, from time to time, cumulative dividends accruing on a daily basis at the Accruing Dividend Rate on the Liquidation Preference of such share from time to time (unless paid in cash on any Quarter Date, in which case, the Dividend on such Quarter Date shall be calculated at the Cash Dividend Rate) and, to the extent not declared and paid in cash, compounded quarterly on each Quarter Date and added to the Liquidation Preference. Dividends will be calculated on the basis of actual days elapsed over a year of 360 days consisting of twelve 30-day months. Dividends on the Series A Preferred Shares, to the extent declared, are payable quarterly in arrears on each Quarter Date or, if any Quarter Date is not a Business Day, the immediately following Business Day.

(b) Notwithstanding anything to the contrary contained herein, no Dividend may be declared unless paid to the Holders in immediately available cash (it being understood that no Dividends may be declared or paid in securities or otherwise “in kind”).

SECTION 2.02 Ranking.

(a) For the avoidance of doubt, the Series A Preferred Stock (inclusive of any and all Dividends thereon) shall rank senior and in priority of payment to all of the Company’s Common Equity Interests, Junior Preferred Stock, other Equity Interests and other Preferred Stock that does not expressly provide that such equity interest ranks senior to or pari passu with the Series A Preferred Stock in any liquidation or winding up of the Company; provided that no such senior or pari passu securities, as described in the immediately preceding clause, may exist or be simultaneously issued as of the Closing Date.

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets the Company has legally available for distribution to its stockholders, the then outstanding Liquidation Preference to, but not including, the date of payment, before any distribution of assets is made to holders of Common Equity Interests, Junior Preferred Stock or any other class or series of Capital Stock of the Company that does not expressly provide that such equity interest ranks senior to or pari passu with the Series A Preferred Stock in any liquidation or winding up of the Company. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate Liquidation Preference allocable to all outstanding shares of Series A Preferred Stock immediately prior to such event is the same immediately after giving effect to such event. Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the Holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other entity with or into the Company, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Company, shall not be deemed a liquidation, dissolution or winding up of the Company.

ARTICLE III

REDEMPTION AND PURCHASE

SECTION 3.01 Notice to Holders. If the Company elects to or is required to redeem Series A Preferred Stock, it shall furnish to each Holder a notice in accordance with Section 3.03.

SECTION 3.02 Selection of Shares of Series A Preferred Stock to Be Redeemed. If less than all of the shares of Series A Preferred Stock are to be redeemed at any time, the shares of Series A Preferred Stock of all Holders shall be redeemed on a pro rata basis.

SECTION 3.03 Notice of Redemption. The Company shall deliver electronically or by overnight delivery via a national courier service, postage prepaid, a notice of redemption not more than 60 days before the Redemption Date to each Holder of shares of Series A Preferred Stock to be redeemed.

The notice shall identify the shares of Series A Preferred Stock to be redeemed and shall state:

(a) the Redemption Date;

(b) the Redemption Price and, if different, the Liquidation Preference;

(c) if the Company is not permitted by Law to redeem all of the shares of Series A Preferred Stock required to be redeemed or if the shares of Series A Preferred Stock are to be redeemed in part only (subject to Section 3.02), the portion of the Liquidation Preference of the shares of Series A Preferred Stock to be redeemed and that, after the Redemption Date upon surrender of such shares of Series A Preferred Stock, a new certificate for such shares of Series A Preferred Stock in a Liquidation Preference equal to the unredeemed portion of the original shares of Series A Preferred Stock will be issued in the name of the Holder upon cancellation of the original certificate representing such shares of Series A Preferred Stock (if applicable);

(d) the section of this Certificate of Designation pursuant to which the redemption will occur;

(e) that, unless the Company defaults in making such redemption payment, the shares of Series A Preferred Stock called for redemption shall cease to accumulate cumulative Dividends; and

(f) in the case of an optional redemption, any condition to such redemption that is consistent with the terms hereof.

Solely in the case of optional redemption in accordance with Section 3.07, such notice of redemption, and the related redemption, may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related Specified Event or other corporate transaction. In addition, if such optional redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date as stated in such notice, or by the Redemption Date as so delayed. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such optional redemption may be performed by another Person.

SECTION 3.04 Effect of Notice of Redemption. Once a notice of redemption is delivered to the Holders in accordance with Section 3.03 hereof, subject to satisfaction of any conditions precedent relating thereto specified in the applicable notice of redemption, the Redemption Price of the shares (or portions of shares) of Series A Preferred Stock called for redemption shall become irrevocably due and payable on the Redemption Date. The notice, if delivered, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any shares of Series A Preferred Stock designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Subject to Section 3.05 hereof, on and after the Redemption Date, Dividends shall cease to accumulate on shares of Series A Preferred Stock or portions of shares of Series A Preferred Stock called for redemption.

SECTION 3.05 Deposit of Redemption Price.

(a) Prior to 2:00 p.m., New York City time, on the Redemption Date, the Company shall deposit with each Holder money sufficient to pay the Redemption Price of and accumulated and unpaid Dividends on all shares of Series A Preferred Stock of such Holder to be redeemed on that Redemption Date. Each such Holder shall promptly return to the Company any money deposited with the Holders by the Company in excess of the amounts necessary to pay the Redemption Price of and accumulated and unpaid Dividends on all shares of Series A Preferred Stock of such Holder to be redeemed.

(b) If the Company complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, Dividends shall cease to accumulate on the shares of Series A Preferred Stock or the portions of shares of Series A Preferred Stock called for redemption.

(c) If any shares of Series A Preferred Stock called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with clause (a) of this Section 3.05, without prejudice to any other rights that a Holder may have at Law or in equity, Dividends shall be paid in cash on the unpaid Liquidation Preference, from the Redemption Date until such Liquidation Preference is paid.

SECTION 3.06 Shares of Series A Preferred Stock Redeemed in Part. If physical certificates representing shares of Series A Preferred Stock are issued, upon surrender of a Series A Preferred Stock certificate that is redeemed in part, the Company shall issue a new Series A Preferred Stock certificate equal in Liquidation Preference to the unredeemed portion of the shares of Series A Preferred Stock surrendered.

SECTION 3.07 Redemption at the Option of the Company.

(a) Except as provided in Section 3.07(b), hereof, shares of the Series A Preferred Stock may not be redeemed at the option of the Company prior to the third anniversary of the Closing Date.

(b) At any time on or after the third anniversary of the Closing Date or, if earlier, upon the occurrence of a Specified Event, the Company may, at its option, redeem all (or a part, in accordance with Section 3.02) of the outstanding shares of Series A Preferred Stock for an amount equal to the Redemption Price on the Redemption Date set forth in the notice required under Section 3.03.

(c) [Reserved].

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

SECTION 3.08 [Reserved].

SECTION 3.09 Material Event Purchase.

(a) Unless such shares of Series A Preferred Stock have been redeemed pursuant to Section 3.07(b) or purchased pursuant to the Series A Outdoor Investors Rights Agreement, each Holder shall have the right (the “ME Right”) upon or at any time after the occurrence of (i) any Change of Control, (ii) the Company’s liquidation, dissolution, or winding up, (iii) an Insolvency Event, (iv) a sale or transfer of all or substantially all of the Company’s and its Subsidiaries’ assets (taken as a whole) in a single transaction or a series of transactions, or (v) a sale or transfer of the assets of the Company and its Subsidiaries in a single transaction or a series of related transactions, with the gross proceeds of such sale being equal to, or exceeding $1,500.0 million (calculated on a cumulative basis with respect to all sales of assets with respect to the international business segments) (each a “Material Event”) to require the Designated Subsidiary to, and require the Company to cause the Designated Subsidiary to, purchase for cash (any such purchase, a “Material Event Purchase”) all of such Holder’s then outstanding shares of Series A Preferred Stock at a price per share equal to the Redemption Price as of the Material Event Purchase Date (as defined below).

(b) Upon the occurrence of a Material Event, each Holder shall have the right (the “ME Right”), at such Holder’s option, to require the Designated Subsidiary to purchase for cash all of such Holder’s then outstanding shares of Series A Preferred Stock at a price per share equal to the Redemption Price as of the Material Event Purchase Date.

(c) At least ten Business Days prior to any Material Event, or if at such time the Company is not aware that such Material Event is to occur, promptly following such later date as the Company first becomes aware that such Material Event has occurred or is to occur, the Designated Subsidiary shall deliver a notice (the “Company ME Notice”) to each Holder describing the transaction(s) or event(s) that constitute the Material Event and stating:

(i) the Redemption Price and the date on which the Series A Preferred Stock will be purchased (the “Material Event Purchase Date”) which for purposes of this Section 3.09 shall be:

(A) the date of the Material Event or

(B) in the case where the Material Event has occurred, or is to occur within ten Business Days of the Company becoming aware that the Material Event is to occur, the tenth 10th Business Day following delivery of the Company ME Notice;

(ii) that any share of Series A Preferred Stock not tendered shall continue to accrue Dividends;

(iii) that, unless the Designated Subsidiary defaults in the payment of such Redemption Price, each share of Series A Preferred Stock properly tendered shall be accepted for payment pursuant to this Section 3.09 and redeemed as of the Material Event Purchase Date.

(d) In the Company ME Notice, the Designated Subsidiary shall offer to purchase each Holder’s then outstanding shares of Series A Preferred Stock for an amount per share in cash equal to the Redemption Price of each share of Series A Preferred Stock.

(e) To exercise the ME Right, each Holder shall within seven Business Days of receipt of the Company ME Notice (i) deliver a written notice to the Designated Subsidiary stating (A) that the Holder elects to exercise its ME Right, (B) the Holder’s number of shares of Series A Preferred Stock (the “ME Shares”) and the amount of Liquidation Preference of the ME Shares to be purchased, and (C) the bank account to which the purchase price shall be paid, and (ii) if such Holder holds any shares of Series A Preferred Stock in certificated form, present to the Company the certificates representing such ME Shares held in certificated form.

(f) On the Material Event Purchase Date, the Designated Subsidiary shall purchase the Holder’s shares of Series A Preferred Stock for a per share price equal to the Redemption Price, which shall be paid in cash in immediately available funds to the bank account designated in writing by the Holder.

(g) The Company shall be deemed to have complied with this Section 3.09 if the Designated Subsidiary effects a Material Event Purchase on the Material Event Purchase Date. A failure by the Designated Subsidiary to effect a Material Event Purchase on the Material Event Purchase Date shall constitute a Trigger Event.

(h) To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.09, the Designated Subsidiary’s compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under this Section 3.09.

SECTION 3.10 Mandatory Redemption. In accordance with Sections 3.03, 3.04, and 3.05, at the tenth anniversary of the Closing Date, the Company shall redeem for cash all of the then outstanding shares of Series A Preferred Stock at a price per share equal to the Redemption Price as of the Redemption Date. This Section 3.10 may be waived by each Holder with respect to the shares of Series A Preferred Stock held by such Holder.

SECTION 3.11 No Conversion. The Series A Preferred Stock shall not be convertible into any other securities of the Company.

ARTICLE IV

COVENANTS

SECTION 4.01 Indebtedness.

(a) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness and Disqualified Stock).

(b) Section 4.01(a) hereof shall not apply to:

(i) The CCWH Senior Notes, the CCWH Senior Subordinated Notes, the CCIBV Senior Notes, the Proceeds Loan and the Senior Proceeds Loans, each in the amount outstanding on the date hereof, any Guarantees of any of the foregoing and any Refinancing Indebtedness in respect of any of the foregoing;

(ii) [Reserved]

(iii) Indebtedness constituting reimbursement obligations with respect to bankers’ acceptances, letters of credit and bank Guarantees issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding the foregoing; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(iv) Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of ASC 460 or in respect of acquired contingencies and contingent consideration recorded under ASC 805) of the Company or any Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (iv));

(v) Indebtedness of the Company to a Wholly Owned Subsidiary or indebtedness of a Subsidiary to the Company or a Wholly Owned Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Subsidiary ceasing to be a Subsidiary or any other subsequent transfer (except that a pledge of Indebtedness referred to in this clause (v) shall not be deemed a transfer until the pledgee commences actions to foreclose on such Indebtedness) of any such Indebtedness shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (v);

(vi) shares of Disqualified Stock of a Subsidiary issued to the Company or a Wholly Owned Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary ceasing to be a Subsidiary or any other subsequent transfer (except that a pledge of such Disqualified Stock referred to in this clause (vi) shall not be deemed a transfer until the pledgee commences actions to foreclose on such Disqualified Stock ) of any such shares of Disqualified Stock (except to the Company) shall be deemed in each case to be an issuance of such shares of Disqualified Stock not permitted by this clause (vi);

(vii) Hedging Obligations that are not for speculation (as determined in the good faith judgment of the Company) and are for bona fide hedging purposes, including limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Section 4.01, exchange rate risk or commodity pricing risk;

(viii) obligations in respect of self-insurance, customs, stay, performance, bid, appeal and surety bonds and completion Guarantees and other obligations of a like nature provided by the Company or any of its Subsidiaries in the ordinary course of business;

(ix) [Reserved];

(x) [Reserved];

(xi) [Reserved];

(xii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xiii) [Reserved];

(xiv) any Guarantee by the Company or a Subsidiary of Indebtedness of the Company or any Wholly Owned Subsidiary;

(xv) [Reserved];

(xvi) Indebtedness of the Company or any of its Subsidiaries, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed (A) $300.0 million;

(xvii) Indebtedness consisting of Indebtedness issued by the Company or any of its Subsidiaries to future, current or former officers, directors, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or a Subsidiary in the ordinary course of their business;

(xviii) cash management obligations and Indebtedness in respect of netting services, employee credit card programs and similar arrangements in connection with cash management and deposit accounts;

(xix) (a) Indebtedness of the Company or any of its Subsidiaries consisting of the financing of insurance premiums of Wholly Owned Subsidiaries in the ordinary course of business or (b) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xx) any Indebtedness, if the Consolidated Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 9.5 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available, and any Refinancing Indebtedness thereof; and

(xxi) Indebtedness permitted to remain outstanding under the Bankruptcy Plan and Indebtedness incurred pursuant to or in connection with the terms of the Tax Matters Agreement, the Transition Services Agreement or any employee matters agreement.

(c) For purposes of determining compliance with this Section 4.01:

(i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxi) of Section 4.01(b) hereof, the Company, in its sole discretion, may classify or reclassify such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses of Section 4.01(b) hereof; provided that all Indebtedness referred to in Section 4.01(b)(i) shall be treated as incurred under such clause and may not be reclassified; and

(ii) at the time of incurrence or any reclassification thereafter, the Company shall be entitled to divide and classify an item of Indebtedness (other than Indebtedness incurred under Section 4.01(b)(i)) in more than one of the types of Indebtedness described in Section 4.01(b) hereof.

(d) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, shall not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this Section 4.01.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus(ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(f) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP.

SECTION 4.02 Restricted Payments. The Company shall not declare or make, directly or indirectly, any Restricted Payment unless (a) all accrued and unpaid Dividends on the Series A Preferred Stock prior to the date of such Restricted Payment are paid in full in cash (and, to the extent such Dividends have been added to the Liquidation Preference, the payment of such Dividends shall have been accompanied by a Make-Whole Premium, to the extent paid prior to the third anniversary of the Closing Date, if paid in connection with a redemption), (b) after giving effect to the Restricted Payment, the Company in its determination, reasonably believes that it will be able to pay Dividends on the Series A Preferred Stock in full in cash as they come due on each Dividend Payment Date, and (c) after giving effect to the Restricted Payment, the Company and its Subsidiaries, in their determination, reasonably believe that the Company will have sufficient assets to provide for repayment of the Liquidation Preference in a hypothetical liquidation of the Company and its Subsidiaries. The Company shall not make any non-cash Restricted Payments without the prior written consent of the Holder Majority; provided that the foregoing shall not prohibit the Company from incurring Indebtedness in compliance with Section 4.01(b)(v).

SECTION 4.03 [Reserved].

SECTION 4.04 Certain Amendments. Subject to Section 8.01, the Company shall not, and the Company shall not permit any of its Significant Subsidiaries to, amend, modify or change its organizational documents (including the certificate of incorporation, certificate of formation, certificate of limited partnership or similar document, as applicable), in each case, in any manner materially adverse to the interests of the Holders, without the prior written consent of a Holder Majority.

SECTION 4.05 Reorganization Event.

(a) The Company shall not, unless the Holders consent thereto, engage, participate or be a constituent entity in (i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, or (ii) any reclassification, recapitalization or reorganization of the Capital Stock of the Company other than a Permitted Reorganization (a “Reorganization Event”).

(b) Successive Reorganization Events. The above provisions of this Section 4.05 shall similarly apply to successive Reorganization Events.

(c) Reorganization Event Agreements. To the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, the Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless proper provision shall be made in the agreements governing such Reorganization Event for compliance with the obligations of the Company by such surviving company or such other continuing entity in such Reorganization Event in accordance with Section 4.05(a).

SECTION 4.06 Voting Rights. The Holders of shares of Series A Preferred Stock shall have the following voting rights.

(a) If at any time dividends on any Series A Preferred Stock shall be in arrears having not been declared by the Board of Directors and paid in cash on 12 consecutive Quarter Dates, the Board of Directors shall cause the number of directors constituting the Board of Directors to be increased by one and, acting under its authority to fill vacancies and newly created directorships, elect one individual designated for election to the Board of Directors by a Holder Majority. The Director designated by the Holder Majority shall be elected to a term equal to the term of the class of Directors with the longest remaining term. The Board of Directors shall take all action as required in this Section 4.06 within five Business Days following receipt of a written consent executed by a Holder Majority designating an individual for election to the Board of Directors.

(b) Unless the Holders of the Series A Preferred Stock shall have previously exercised their right to elect Directors pursuant to Section 4.06(a), the Company’s Board of Directors may order, or a Holder Majority may request, the calling of a special meeting of the Holders of Series A Preferred Stock, which meeting shall thereupon be called by Board of Directors. Notice of such meeting and of any annual meeting at which Holders of Preferred Stock are entitled to vote pursuant to this Section 4.06(b) shall be notified pursuant to Section 9.01. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by a Holder Majority. Notwithstanding the provisions of this Section 4.06(b), the Company shall not be required to call such special meeting during the period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

(c) Until the Holders of Preferred Stock shall have exercised their right to elect one Director pursuant to Section 4.06(a), the Board of Directors shall continue to be elected by the Holders of the Common Equity Interests, or any other Equity Interests outstanding, as applicable. Following the exercise of the voting right under Section 4.06(a), the Director so elected by the Holders of Preferred Stock shall continue in office until (y) the next annual meeting of stockholders for the election of directors for such Director’s corresponding class and their successor shall have been elected by such Holders or (z) all dividends accrued on shares of Series A Preferred Stock for the past dividend periods shall have been paid in full in cash. Any director who shall have been so elected pursuant to the provisions of this Section 4.06 may be removed at any time, without cause, only by the affirmative vote of the Holder Majority.

(d) Except as otherwise expressly provided herein and by applicable law, Holders of Series A Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action.

(e) For the avoidance of doubt, all notices or any communication required pursuant to this Section 4.06 shall be delivered in accordance with Section 9.01.

SECTION 4.07 Dividend Accrual Fees. If at any time dividends on any shares of Series A Preferred Stock shall be in arrears having not been declared by the Board of Directors and paid in cash on eight consecutive Quarter Dates, then on such eighth consecutive Quarter Date, the Company shall pay to the Holders a fee equal to 1% of the Liquidation Preference of all Preferred Stock then outstanding. Thereafter, if dividends on any shares of Series A Preferred Stock shall be in arrears having not been declared by the Board of Directors and paid in cash on four consecutive Quarter Dates, then on such fourth consecutive Quarter Date, the Company shall pay to the Holders an additional fee equal to 1% of the Liquidation Preference of all Preferred Stock then outstanding.

SECTION 4.08 Preferred Stock Issuances. After the initial issuance of 45,000 shares of Series A Preferred Stock on the Closing Date, the Company shall not issue additional shares of Series A Preferred Stock without the consent of the Required Holders (for the avoidance of doubt, determined without regard to any shares that may be issued in violation of this Section 4.08).

ARTICLE V

SECTION 5.01 [Reserved].

ARTICLE VI

TRANSFERS

SECTION 6.01 Transfers.

(a) A Holder can transfer any shares of Series A Preferred Stock to an Eligible Transferee at any time.

(b) Subject to Section 6.01(a) hereof, no Holder may transfer any shares of Series A Preferred Stock without the prior written consent of the Company, which shall not be unreasonably withheld or delayed. For the avoidance of doubt, a reasonable basis to withhold consent includes transferring any shares of Series A Preferred Stock to a competitor of the Company as determined in good faith by the Company’s Board of Directors (who shall issue a written determination (a “Competitor Determination”) in response to a request from a Holder to provide a determination as to whether any proposed transferee is a competitor for the purposes of this Section (each, a “Competitor Determination Request”) within eight Business Days of receipt of a Competitor Determination Request. If the Company’s Board of Directors fails to issue a Competitor Determination in response to a Competitor Determination Request within eight Business Days of receipt thereof, the Holder who submitted the Competitor Determination Request shall be entitled to transfer its shares to the proposed transferee named in the Competitor Determination Request); provided, further, that no Holder may transfer any shares of Series A Preferred Stock unless the transferee of such shares executes and delivers to Company a joinder to the Series A Outdoor Investors Rights Agreement at the time of or prior to such transfer. Notwithstanding the above, any Holder may freely transfer any shares of Series A Preferred Stock to (i) its Affiliates, (ii) funds managed by such Holder or any of its Affiliates and/or (iii) other existing Holders. Any transfer of shares of Series A Preferred Stock which complies with this Section 6.01(b) shall be a “Permitted Transfer.”

(c) If physical certificates representing shares of Series A Preferred Stock are issued, upon the surrender of any certificate representing shares of Series A Preferred Stock, the Company shall, upon the request of the record holder of such certificate, promptly (but in any event within five Business Days after such request) execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing shares of Series A Preferred Stock with an aggregate Stated Value of the shares of Series A Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such Stated Value of the shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate, and Dividends shall accumulate on the aggregate Stated Value of the shares of Series A Preferred Stock represented by such new certificate from the date to which Dividends have been fully paid on the aggregate Stated Value of the shares of Series A Preferred Stock represented by the surrendered certificate and reasonably agreed to by the Company’s Board of Directors. The issuance of new certificates will be made without charge to the Holders of the shares of Series A Preferred Stock, and the Company shall pay for any cost incurred by the Company in connection with such issuance, including any documentary, stamp and similar issuance or transfer tax in respect of the preparation, execution and delivery of such new certificates pursuant to this Section 6.01; provided, however, that if such documentary, stamp or similar issuance or transfer tax is due because new certificates are issued in a name other than the name of the surrendering Holder, then such taxes shall be paid by such Holder. All transfers and exchanges of the shares of Series A Preferred Stock will be made promptly by direct registration on the books and records of the Company and the Company shall take all such other actions as may be required to reflect and facilitate all transfers and exchanges permitted pursuant to this Section 6.01.

(d) If physical certificates representing shares of Series A Preferred Stock are issued, upon receipt of evidence reasonably satisfactory to the Company (it being understood that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of an indemnity undertaking reasonably satisfactory to the Company (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(e) Unless otherwise agreed to by the Company and the applicable Holder, each certificate representing the shares of Series A Preferred Stock will bear a restrictive legend substantially in the form set forth in Appendix I hereto, which is hereby incorporated in and expressly made a part of this Certificate of Designation, and will be subject to the restrictions set forth therein. In addition, each such certificate may have notations, additional legends or endorsements required by Law, stock exchange rules, and agreements to which the Company and all of the Holders in their capacity as Holders are subject, if any.

ARTICLE VII

TRIGGER EVENTS AND REMEDIES

SECTION 7.01 Trigger Events. A “Trigger Event,” wherever used herein, means the occurrence of a breach in any material respect (unless the relevant provision is subject to a materiality qualification, in which case, in any respect) (i) of any Preferred Document by the Company or the Designated Subsidiary or (ii) by the Company of its obligations, covenants or agreements in this Certificate of Designation (including its obligations in respect of the payment of Dividends in cash in accordance with Section 2.01 hereof), and in each case such breach continuing for 30 days following the earlier of (a) written notice of such breach to the Company by a Holder Majority or (b) an Officer of the Company having actual knowledge of the occurrence of such breach; provided that the occurrence of an Insolvency Event or the failure by the Company to make a payment pursuant to Section 3.05(c) or the failure of the Designated Subsidiary to make a payment pursuant to Section 3.09(f) shall cause an immediate Trigger Event without any grace period.

SECTION 7.02 Remedies for Trigger Event. If a Trigger Event occurs and is continuing, the Dividend Rate shall increase to be equal to the sum of the otherwise applicable Dividend Rate plus 2.00% per annum until the cure or waiver of such Trigger Event. The exercise of the remedy contained in this Section 7.02 by the Holders (including remedies described in Section 9.05) and the increase of the Dividend Rate shall not prevent or otherwise be in lieu of any right or remedy of the Holders, whether contained herein or in any other document comprising the Preferred Documents, at law, in equity, or otherwise.

SECTION 7.03 Waiver of Past Trigger Events. A Holder Majority, by written notice to the Company, may on behalf of the Holders of all of the Series A Preferred Stock waive any existing Trigger Event and its consequences hereunder (except as provided in Section 8.01(b)). Upon any such waiver, such Trigger Event shall cease to exist, and any Trigger Event arising therefrom shall be deemed to have been cured for every purpose herein; but no such waiver shall extend to any subsequent or other Trigger Event or impair any right consequent thereon.

ARTICLE VIII

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 8.01 With Consent of Holders.

(a) Subject to Section 8.01(b) below, the Holders, with the consent of a Holder Majority (including any consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Series A Preferred Stock), may amend, modify, supplement or waive any of the terms of this Certificate of Designation or the preferences, powers or rights of the Holders of the Series A Preferred Stock by written consent of the Series A Preferred Stock, including, except as set forth in Section 8.01(b), waiving any existing Default or Trigger Event and its consequences hereunder.

(b) Notwithstanding Section 8.01(a) above, no amendment, modification, supplement or waiver of the terms of this Certificate of Designation or the preferences, powers or rights of the Holders of the Series A Preferred Stock shall be made or given effect, including by merger or otherwise, without the written consent of the Required Holders, to the extent the same shall:

(i) reduce the Liquidation Preference or Redemption Price of any such shares of Series A Preferred Stock or change the timing or method of payment with respect thereto;

(ii) reduce the Dividend Rate of or change the time for accrual of Dividends on any shares of Series A Preferred Stock or change the timing or method of payment with respect thereto;

(iii) waive a Default in the payment of Dividends on any shares of Series A Preferred Stock, Liquidation Preference or Redemption Price of the Series A Preferred Stock;

(iv) make any change to this Article VIII that is materially adverse to the Holders;

(v) make any change to Section 3.02 or Section 3.06 regarding the pro rata treatment of all Holders in connection with any redemption referred to therein;

(vi) make any change to provisions relating to voting percentages (including the definition of Holder Majority), Section 2.02 or Section 7.03, including in each case the related definitions used herein to the extent adverse to the Holders; or

(vii) make any change to Section 4.08.

(c) No amendment, modification or waiver to the Certificate of Incorporation of the Company that by its terms would materially and adversely affect the Holders in a manner materially different than any other holder or group of holders of Equity Interests and no action that would adversely alter, amend, modify or otherwise affect (whether by merger, consolidation, operation of law, reorganization or otherwise) the dividend rates, timing and method of dividend payments, and mandatory redemptions shall, in each case, be effective against the Holders without the consent of the Required Holders.

(d) After an amendment, supplement or waiver under this Section 8.01 becomes effective, the Company, including by merger or otherwise, shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 8.02 Minority Rights. The Company shall not pay or cause to be paid, directly or indirectly, any consideration to or for the benefit of any Holder for or as an inducement to any consent, amendment, modification or waiver unless such consideration is offered to be paid to all Holders, and is paid to all Holders that approve such consent, amendment, modification or waiver.

SECTION 8.03 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a share of Series A Preferred Stock is a continuing consent by the Holder of such share of Series A Preferred Stock and every subsequent Holder of such share of Series A Preferred Stock or portion of such share of Series A Preferred Stock, even if notation of the consent is not made on any certificate representing such shares of Series A Preferred Stock. However, any such Holder of a share of Series A Preferred Stock or subsequent Holder of a share of Series A Preferred Stock may revoke the consent as to its share of Series A Preferred Stock if the Company and the Holders receive written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. Any notice or other communication required or permitted to be delivered to any party under this Certificate of Designation will be in writing and delivered by (i) email or (ii) overnight delivery via a national courier service, with respect to any Holder, at the email address or physical address on file with the Company and, with respect to the Company, to the following email address or physical address, as applicable:

20880 Stone Oak Parkway

San Antonio, Texas 78258

Attention: General Counsel

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

300 North La Salle

10022 Chicago, Illinois 60654

Attention:     David A. Curtiss

    Brian D. Wolfe

E-mail:         david.curtiss@kirkland.com

    brian.wolfe@kirkland.com

Notice or other communication pursuant to this Section 9.01 will be deemed given or received when delivered with written (including electronic) confirmation of receipt, except that any notice or communication received on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day.

SECTION 9.02 Severability. Whenever possible, each provision hereof will be interpreted in a manner as to be effective and valid under applicable Law, but if any provision hereof is held to be prohibited by or invalid under applicable Law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

SECTION 9.03 Governing Law. This Certificate of Designation and all questions relating to the interpretation or enforcement of this Certificate of Designation will be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

SECTION 9.04 No Reissuance of the Series A Preferred Stock. No shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise will be reissued or held in treasury for reissuance, and the Company will take all necessary action to cause such shares to be cancelled, retired and eliminated from the shares which the Company will be authorized to issue.

SECTION 9.05 Specific Performance. Each party hereby acknowledges and agrees that the subject matter of this Certificate of Designation, including the Series A Outdoor Investors Rights Agreement, is unique, that the other party would be damaged irreparably in the event any of the provisions of this Certificate of Designation and/or the Series A Outdoor Investors Rights Agreement are not performed in accordance with their specific terms or otherwise are breached, and that remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each party agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designation, the Series A Outdoor Investors Rights Agreement, and the other Preferred Documents and to enforce specifically the terms and provisions of each Preferred Document in addition to any other remedy to which they may be entitled, at law or in equity. The parties waive any defense that a remedy at law is adequate and any requirement to prove special damages, post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Certificate of Designation.

SECTION 9.06 Rights and Remedies of Holders.

(a) The various provisions set forth under this Certificate of Designation are for the benefit of the Holders of the Series A Preferred Stock and will be enforceable by them to the furthest extent permitted by law, including by one or more actions for specific performance.

(b) All remedies available under this Certificate of Designation or any other document comprising the Preferred Documents, at law, in equity or otherwise, will be deemed cumulative and not alternate or exclusive of other remedies, including seeking or obtaining a monetary judgment for failure to (i) redeem the shares of Series A Preferred Stock in accordance with Article III of this Certificate of Designation (ii) purchase shares of the Series A Preferred Stock in accordance this Certificate of Designation or the Series A Outdoor Investors Rights Agreement or (iii) make any other payment required under the Preferred Documents. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by a duly authorized officer this 1st day of May 2019.

THE COMPANY:

Clear Channel Outdoor Holdings, Inc.

By:	/s/ Brian D. Coleman
Name:	Brian D. Coleman
Title:	Chief Financial Officer, Treasurer and Assistant Secretary

[Signature Page to Certificate of Designation]

Appendix I

Restrictive Legend to the Series A Preferred Stock Certificate

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN ARTICLE VI OF THE CERTIFICATE OF DESIGNATION FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE INCLUDED PURSUANT TO SECTION 202 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATION”) AND THE SERIES A INVESTORS RIGHTS AGREEMENT BY AND AMONG CLEAR CHANNEL OUTDOOR HOLDINGS, INC. (THE “COMPANY”) AND CERTAIN HOLDERS OF COMPANY SECURITIES AND ANY OTHER PERSON(S) OR PARTY(IES) THERETO (THE “INVESTORS RIGHTS AGREEMENT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE CERTIFICATE OF DESIGNATION AND THE INVESTORS RIGHTS AGREEMENT. A COPY OF THE CERTIFICATE OF DESIGNATION AND THE INVESTORS RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.